Exhibit 5.1

Abrahams Kaslow & Cassman LLP

8712 West Dodge Road, Suite 300

Omaha, Nebraska 68114-3419

(402) 392-1250

August 30, 2011

Board of Directors

CSG Systems International, Inc.

9555 Maroon Circle

Englewood, Colorado 80112

RE:	CSG Systems International, Inc. (the “Company”) Second Amended and Restated 1996 Employee Stock Purchase Plan

Gentlemen:

We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 750,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), to be issued by the Company pursuant to the Company’s Second Amended and Restated 1996 Employee Stock Purchase Plan (the “Plan”). We have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, corporate proceedings of the Board of Directors and stockholders of the Company relating to the issuance and sale of the Shares, and such other documents, corporate records, and matters of law as we have deemed necessary to the rendering of the opinions expressed below.

Based upon the foregoing and assuming that (i) the Shares are issued in accordance with the provisions of the Plan, (ii) the Company receives the full consideration for the Shares required by the Plan, and (iii) the per share consideration for each Share includes the payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock, we are of the opinion that the Shares covered by the Registration Statement are duly authorized and, when issued pursuant to and in accordance with the Plan, will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ABRAHAMS KASLOW & CASSMAN LLP

By: /s/ Howard J. Kaslow

HJK:clm